Exhibit 10.29

EXECUTION VERSION

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”), dated as of June 30, 2020 (the “Effective Date”), is entered into by and between National Football Museum, Inc., an Ohio nonprofit corporation d/b/a the Pro Football Hall of Fame (“PFHOF”), and HOF Village, LLC, a Delaware limited liability company (the “Company”) (each of the foregoing is individually referred to herein as a “Party” and collectively as the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A. The Company is a party to that certain Agreement and Plan of Merger, dated September 16, 2019, by and among GPAQ Acquisition Holdings, Inc. (“Holdings”), Gordon Pointe Acquisition Corp, GPAQ Acquiror Merger Sub, Inc., the Company and HOF Village Newco, LLC (the “Merger Agreement”), pursuant to which the Company will transfer substantially all of its assets and liabilities to a wholly-owned subsidiary of the Company that will merge into a subsidiary of Holdings in a business combination transaction.

B. The Company and PFHOF were parties to that certain Shared Services Agreement, dated December 11, 2018 and effective January 1, 2018, which was terminated effective as of September 24, 2019 (the “2018 Shared Services Agreement”).

C. In connection with the Merger Agreement, the Parties entered into a Side Letter Agreement, dated September 16, 2019 (the “Side Letter Agreement”), pursuant to which the Parties made certain agreements regarding potential future shared services, forgiveness of certain outstanding amounts owed under the 2018 Shared Services Agreement and other agreements, and other matters. The Parties have had further discussions regarding additional matters to be reflected in this Agreement.

D. The Parties desire to enter into this Agreement to formally coordinate with each other on certain business services and expenses, and to reflect further agreements between the Parties, upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing and the respective agreements of the Parties contained herein, the Parties agree as follows:

1. Reduction of Fees.

(a) Reduction of Fees Owed to PFHOF by Company. In accordance with the terms of the Side Letter Agreement, simultaneously with the Closing under the Merger Agreement, PFHOF hereby reduces the amounts owed from the Company to PFHOF by $5,150,000 as follows:

i. PFHOF hereby forgives $2,000,000 in shared services fees that were incurred by the Company and remain outstanding under the 2018 Shared Services Agreement.

ii. PFHOF hereby waives all interest on PFHOF’s outstanding receivables from the Company as of the Effective Date, which interest amount is estimated to be $200,000.

iii. PFHOF hereby forgives $500,000 owed by the Company to PFHOF for expenses and fees associated with Youth Sports Management, LLC, including fees owed from the Company to PFHOF under the Branding License Agreement, dated December 15, 2015, between Youth Sports Management, LLC and PFHOF, prepaid media expenses, and other miscellaneous expenses.

iv. PFHOF hereby forgives $300,000 owed by the Company relating to the Tom Benson statue.

v. PFHOF hereby forgives $2,150,000 owed by the Company for miscellaneous expenses.

(b) Reduction of Fees Owed to Company by PFHOF. The Company hereby reduces the amounts owed from PFHOF to the Company by $1,200,000 as follows:

i. The Company hereby forgives $1,200,000 owed by PFHOF for miscellaneous expenses.

(c) Effect of Reduction of Fees. The Parties acknowledge and agree that after giving effect to the issuance of shares of Holdings to PFHOF under the Merger Agreement and the reduction of fees in this Section 1, no amounts will be owed or outstanding between the Parties as of March 31, 2020. In the event of any errors or inconsistencies between the aforementioned amounts in this Section 1 and either Party’s financial records, the numbers that would achieve the intent of the Parties to have no amounts owed or outstanding between the Parties as of March 31, 2020 shall control, and the Parties agree to modify any such amounts hereunder accordingly to achieve this intent.

2. Coordination of Shared Services. The Parties agree to act in good faith to coordinate with each other on certain services, including, without limitation, youth programming, government relations, community relations, public relations and sponsorship activities, as set forth in Exhibit A (the “Services”), which shall be mutually agreeable to both Parties.

3. Provision of Services. In connection with the provision of Services, the Parties will mutually agree on and establish one Party as the lead service provider for each category of Services or particular Service to be undertaken. The Party serving in the capacity as the lead service provider for any given category of Services or particular Service to be undertaken shall be referred to as the “Lead Service Provider”, and the other Party shall be referred to as the “Receiving Party”. In connection with the provision of Services, the Parties will mutually agree on and establish a proposed budget for each category of the Services, as such Services are provided. Each proposed budget shall thereafter be presented to the governing body of each Party for review and approval. Neither Party will provide any Services hereunder unless and until each Party has mutually agreed on the Lead Service Provider, the Receiving Party, the scope of Services, the Services Fee (defined below), and an agreed upon budget for or each category of the Services, as such Services are provided. The Parties acknowledge and agree that Services may be provided by the employees or Affiliates of the Lead Service Provider or by third party consultants and service providers, at the direction of the Lead Service Provider, in accordance with the relevant budget; provided that the Lead Service Provider remains liable for any non-performance by its employees or Affiliates of the Lead Service Provider or by third party consultants and service providers so engaged by Lead Service Provider in the performance of the Services hereunder. The Parties will designate a place and time to meet (via in-person or by other electronic means) to review and discuss the Services on no less than a quarterly basis beginning on October 1, 2020, to discuss the performance hereunder, which shall include, without limitation, aligning the categories referenced above and as set forth in Exhibit A hereto. For purposes of this Agreement, an “Affiliate” of any specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

4. Compensation and Reimbursement for Services.

(a) Fees for Services. As consideration payable to the Lead Service Provider or any of its Affiliates for providing and/or coordinating the Services, the Receiving Party shall pay to the Lead Service Provider an amount to be mutually determined prior to the beginning of the provision of such Services (the “Services Fee”). The Receiving Party will also reimburse the Lead Service Provider for an agreed upon portion of its reasonable, documented out-of-pocket expenses incurred in connection with the provision and/or coordination of the Services, to the extent not included in the Services Fee. In order for the Lead Service Provider to bill the Receiving Party for time spent by its employees, or Affiliates or by third party consultants and service providers so engaged by Lead Service Provider in the performance of the Services hereunder, the Lead Service Provider must provide the Receiving Party with advance notice of the proposed billing rates and a time estimate for the number of hours expected to be spent on the Services, and such billing rates and time estimates must be preapproved by the Receiving Party. All proposed Services Fees and billing rates shall be calculated on a cost basis, including using a Lead Service Provider’s actual costs for employee/third party/consultant/etc. time (taking into account a pro rata portion of benefits, salary and other expenses attributable to the provision of the Services, by employee and employee seniority level), and no markup or surcharge may be billed to the Receiving Party. Any Services Fees or other expenses in excess of the original estimate must be preapproved in writing by the Receiving Party. The outstanding Services Fees and any other expenses will be settled by the Parties on a monthly basis, with amounts owed between the Parties to offset each other to determine the net Services Fees payable by either Party. The Services Fees shall be payable on a monthly basis, unless otherwise agreed to in writing by the Parties. The Services Fees will be subject to review by the Parties on a quarterly basis, beginning on October 1, 2020, in connection with the quarterly review of the Services, and may be modified accordingly, based on the level of the Services needed by the respective Parties.

(b) Late Payment. Services Fees and expenses that are not subject to a dispute must be paid within 30 days of receipt of an invoice. If such outstanding Services Fees and expenses remain unpaid for 90 days or more, the Party to whom such amounts are owed may immediately terminate this Agreement, at its sole discretion, and all amounts due and payable hereunder shall be paid immediately.

(c) Services Fee Exclusions. Neither Party shall be permitted to charge a Services Fee or any other amount to the other Party for Services provided by Michael Crawford or C. David Baker under this Agreement. PFHOF shall not be permitted to charge a Services Fee for Services provided by a PFHOF employee acting as liaison between the Company and PFHOF. Additionally, in the case of any initiatives worked on jointly by the Parties and that provide a benefit to both Parties, neither Party shall be permitted to charge a Services Fee to the other Party for any Services provided.

5. Term. The term of this Agreement (the “Term”) shall be for an initial period expiring one year after the Effective Date; provided, however, that this Agreement and the Parties’ coordination with each other for the Services hereunder may be terminated at any time following the date hereof: (a) by either Party upon 90 days’ written notice to the other Party; (b) upon mutual agreement of the Parties; or (c) by either Party pursuant to Section 4(b). Unless previously terminated by the Parties, this Agreement will automatically renew for successive terms of one year, with the scope of Services to be subject to adjustment based on the prior year. If the Parties cannot agree on the adjusted scope of Services within 30 days after the beginning of any successive term, this Agreement shall automatically terminate on such date. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement, whether pursuant to this Section 5 or otherwise, will affect either Party’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of such termination.

6. Limitation of Liability. No Lead Service Provider nor any of its officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives and Affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to a Receiving Party or any of its Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct or gross negligence of such person. In no event will a Lead Service Provider or any of its Related Parties be liable to a Receiving Party for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Lead Service Provider has been advised of the possibility of such damages. Under no circumstances will the liability of a Lead Service Provider or Related Parties exceed, in the aggregate, the fees actually paid to the Lead Service Provider hereunder.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and deemed to have been duly given when: (i) personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid; (ii) on the date sent by facsimile or e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (ii) upon receipt by the addressee if sent by a nationally recognized overnight courier (receipt requested). Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7). For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by applicable law to be closed for business.

To the Company:

HOF Village, LLC

2626 Fulton Drive NW

Canton, OH 44718

Attn: Michael Crawford, CEO

Email: michael.crawford@hofvillage.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

2200 Pennsylvania Ave NW

Washington, DC 20037

Attn: J. Steven Patterson

Email: spatterson@huntonak.com

To PFHOF:

National Football Museum, Inc.

2121 George Halas Drive NW

Canton, OH 44708

Attn: C. David Baker, President

Email: David.Baker@ProFootballHOF.com

with a copy to (which shall not constitute notice):

Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A.

4775 Munson Street, NW

P.O. Box 36963

Canton, OH 44735-6963

Attn: Christopher R. Hunt

Email: chunt@kwgd.com

8. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and other understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.

9. Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions hereof.

11. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by and enforced in accordance with the laws of the State of Ohio, without giving effect to the conflict of law principles thereof to the extent that the application of law of another jurisdiction would be required thereby. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Stark County Court of Common Pleas, Ohio, and to the federal district court of the United States of America located in Akron, Ohio, exclusively, in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Ohio state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute. The Company waives any defense of lack of personal jurisdiction in these courts.

12. Authority. Each Party warrants and represents that such Party’s execution and delivery of this Agreement has been duly authorized by proper corporate or limited liability company action and that this Agreement is a binding obligation of such Party enforceable in accordance with its terms.

13. Independent Contracting Parties. The Company and PFHOF are independent contracting parties, and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party the authority to assume or create any obligation on behalf of or in the name of the other. Furthermore, the Parties shall remain separate and independent contracting parties, and nothing in this Agreement shall make either Party subject to a joint venture agreement or other mutual arrangement between the Parties.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement or caused this Agreement to be executed by its duly authorized officer effective as of the Effective Date.

National Football Museum, Inc.

By:	/s/ David Baker
Name: C. David Baker
Title: President

HOF VILLAGE, LLC

By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

[Signature Page to Shared Services Agreement]

EXHIBIT A

Services

Categories of Services

Community Relations

Government Relations

Marketing and Public Relations

New Business Development

Sponsorship Activities

Youth Programming

A-1